LIMITED POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, Mauro Chinchelli, the undersigned, of Allen, Texas, hereby make, constitute and appoint Steven F. Crooke or, in the alternative, James R. Easter or, in the alternative, Shellie L. Clausen, each of Layne Christensen Company,
1800 Hughes Landing Blvd, Suite 700, The Woodlands, Texas, my true and lawful attorney-in-fact for me and in my name, place, and stead giving severally unto said Messrs. Crooke, Easter and Ms. Clausen full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorney-in-fact, any and all SEC Forms 3, 4, 5 or 144 required to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, in connection with my beneficial ownership of equity securities of Layne Christensen Company.

The rights, powers, and authority of said attorney-in-fact herein granted shall commence and be in full force and effect as of the date hereof, and such rights, powers, and authority shall remain in full force and effect for as long as the undersigned is subject to the reporting requirements of Section 16 or until revoked in writing by the undersigned, whichever first occurs.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 14th day of April, 2014.

/s/ Mauro Chinchelli
(Signature)



State of Kansas		)
           		) ss.
County of Wyandotte	)

On this 14th day of April, 2014, before me a notary public in and for said state, personally appeared Mauro Chinchelli, to me personally known, who being duly sworn, acknowledged that he had executed the foregoing instrument for purposes therein mentioned and set forth.

/s/ Susan L. Marple
Notary Public

[SEAL]

My Commission Expires:
09/27/2017
(Date)